The Bishop -
Sandy Springs, GA

Arbour Square -
Westminster, CO

Crest at Park Central - Dallas, TX

Sixes Ridge -
Holly Springs, GA

Union at Carrollton Square -
Carrollton, TX

Station 92 - Woodstock, GA

Trailwinds Grapevine -
Grapevine, TX

Equity Residential

Third Quarter 2024

Earnings Release and Supplemental Information

Ayla at Stonebriar -
Frisco, TX

Milehouse - Denver, CO

Q3 2024 Total Acquisitions of $1.26B

Iris O4W - Atlanta, GA

The View at Woodstock -
Woodstock, GA

White Fence Farm -
Lakewood, CO

Kia Ora Park - Plano, TX

The Den - Denver, CO

GRESB 2023

CDP DISCLOSER 2023

ESG REGIONAL TOP RATED 2024

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Third Quarter 2024 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

October 30, 2024

Equity Residential Reports Third Quarter 2024 Results

Chicago, IL – October 30, 2024 - Equity Residential (NYSE: EQR) today reported results for the quarter and nine months ended September 30, 2024 and has posted a Q3 2024 Management Presentation to its website as referenced below.

Third Quarter 2024 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended September 30,
	2024	2023	$ Change	% Change
Earnings Per Share (EPS)	$0.38	$0.45	$(0.07)	(15.6%)
Funds from Operations (FFO) per share	$0.99	$0.96	$0.03	3.1%
Normalized FFO (NFFO) per share	$0.98	$0.96	$0.02	2.1%

	Nine Months Ended September 30,
	2024	2023	$ Change	% Change
Earnings Per Share (EPS)	$1.62	$1.38	$0.24	17.4%
Funds from Operations (FFO) per share	$2.79	$2.74	$0.05	1.8%
Normalized FFO (NFFO) per share	$2.89	$2.78	$0.11	4.0%

Recent Highlights

•
During the third quarter of 2024, the Company acquired fourteen properties, consisting of 4,418 apartment units, for an aggregate acquisition price of approximately $1.26 billion at a weighted average Acquisition Cap Rate of 5.1%. These assets are located in the Company’s Expansion Markets of Atlanta, Dallas/Ft. Worth and Denver.
•
In September of 2024, the Company issued $600.0 million of unsecured 10-year notes at a coupon rate of 4.65%, the lowest 10-year coupon rate issued by a REIT since 2022, and an all-in effective yield of 4.9%. Proceeds from this issuance were used to partially fund the acquisitions described above.
•
Same store revenue increased 2.7% for the third quarter of 2024 compared to the third quarter of 2023, driven by good demand and modest supply across most of the Company’s markets. Same store expense increased 3.2% with low growth in the primary expense categories. Same store Net Operating Income (NOI) increased 2.5%.
•
The Company published its 11th annual Corporate Responsibility report highlighting Equity Residential’s goals and accomplishments.

“We delivered solid same store revenue results in the quarter with the underlying drivers mostly in line with expectations. Our business continues to benefit from high employment levels among our well earning resident base, wage growth across the economy and limited home ownership and rental options in most of our markets, making our well-located apartment properties an appealing choice," said Mark J. Parrell, Equity Residential’s President and CEO. “Looking ahead, we continue to be excited about the prospects for our business as lower levels of competitive new supply in future years, especially in our Established Markets on the coasts, along with a positive forward employment picture for our higher earning customer, positions us well to continue to grow cash flows.”

1

Results Per Share

The change in EPS for the quarter ended September 30, 2024 compared to the same period of 2023 is due primarily to lower property sale gains, higher depreciation expense, the various adjustment items listed on page 27 of this release and the items described below. The change in EPS for the nine months ended September 30, 2024 compared to the same period of 2023 is due primarily to higher property sale gains, higher depreciation expense, the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in FFO for the quarter and nine months ended September 30, 2024 compared to the same periods of 2023 are due primarily to the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Third Quarter 2024 vs. Third Quarter 2023	September YTD 2024 vs. September YTD 2023
Same store NOI	$0.03	$0.13
Lease-Up NOI	–	0.01
2024 and 2023 transaction activity impact on NOI, net	0.01	(0.02)
Interest expense, net	(0.01)	(0.01)
Corporate overhead (1)	(0.01)	(0.02)
Other items	–	0.02
Net	$0.02	$0.11

(1)
Corporate overhead includes property management and general and administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 31 and 32 of this release.

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	Third Quarter 2024 vs. Third Quarter 2023	Third Quarter 2024 vs. Second Quarter 2024	September YTD 2024 vs. September YTD 2023
Apartment Units	77,203	78,633	76,916
Physical Occupancy	96.1% vs. 96.0%	96.1% vs. 96.3%	96.3% vs. 95.9%

Revenues	2.7%	0.5%	3.2%
Expenses	3.2%	2.3%	2.3%
NOI	2.5%	(0.4%)	3.7%

2

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Third Quarter 2024 vs. Third Quarter 2023	Third Quarter 2024 vs. Second Quarter 2024	September YTD 2024 vs. September YTD 2023
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	2.0%	0.9%	2.5%
Leasing Concessions	(0.1%)	0.0%	(0.2%)
Vacancy gain (loss)	0.2%	(0.4%)	0.3%
Bad Debt, Net (1)	0.2%	0.1%	0.2%
Other (2)	0.2%	0.0%	0.3%
Same Store Residential Revenues- current period	2.5%	0.6%	3.1%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 76,916 same store apartment units):

	Q3 2024	Q2 2024
Physical Occupancy	96.1%	96.4%
Percentage of Residents Renewing by quarter	56.7%	57.7%

New Lease Change	(1.2%)	0.2%
Renewal Rate Achieved	4.6%	5.0%
Blended Rate (1)	2.0%	2.9%

(1)
Blended Rates for Established Markets were 2.4% and 3.3% for Q3 2024 and Q2 2024, respectively. See page 17.

In the third quarter of 2024, Physical Occupancy and Percentage of Residents Renewing exceeded expectations while Renewal Rate Achieved remained strong. In September 2024, New Lease Change, a volatile metric, seasonally decelerated more quickly than anticipated, primarily due to weakness in the city of Los Angeles and in our Expansion Markets, leading to Blended Rates at the low end of the Company's expected range for the third quarter of 2024. Blended Rate has normalized with typical seasonal patterns thus far in the fourth quarter of 2024 and is expected to be between 0.75% and 1.25% for the fourth quarter of 2024.

Investment Activity

During the third quarter of 2024, the Company acquired 14 properties consisting of 4,418 apartment units, located in the Company’s Expansion Markets of Atlanta, Dallas/Ft. Worth and Denver, for an aggregate acquisition price of approximately $1.26 billion at a weighted average Acquisition Cap Rate of 5.1%. The acquired properties are seven years old on average. Subsequent to the end of the third quarter of 2024, the Company acquired a two year old, 274 apartment unit property in suburban Atlanta for a purchase price of $89.5 million. During the third quarter of 2024, the Company sold a 63 year old property, located in Washington, D.C., consisting of 138 apartment units, for a sale price of approximately $31.5 million at a Disposition Yield of 6.1%.

During the first nine months of 2024, the Company acquired 15 properties, consisting of 4,578 apartment units, for an aggregate purchase price of approximately $1.3 billion at a weighted average Acquisition Cap Rate of 5.1%. The acquired properties are six years old on average. Also during the first nine months of 2024, the Company sold six properties consisting of 969 apartment units, for an aggregate sale price of approximately $365.5 million at a weighted average Disposition Yield of 5.7%. The properties sold during 2024 have an average age of 43 years.

3

As of September 30, 2024, the Company has 42 properties (including those under development) located in its Expansion Markets of Atlanta, Austin, Dallas/Ft. Worth and Denver, which constitutes approximately 10% of total portfolio NOI.

“We are seeing an increasingly active transaction market providing us with opportunities to acquire properties in our Expansion Markets at attractive prices relative to replacement costs and at reasonable cap rates on depressed rent rolls as we execute on our strategy to better balance our portfolio,” said Alec Brackenridge, Equity Residential's Executive Vice President and Chief Investment Officer. “We are continuing to build a portfolio in the metro areas on the coasts and in select markets in the sunbelt that are most desirable to our target affluent renter demographic and have favorable long-term return characteristics.”

Capital Markets Activity

On September 11, 2024, the Company closed on the issuance of $600.0 million of 10-year unsecured notes at a coupon rate of 4.65%, which is the lowest 10-year coupon rate issued by a REIT since 2022, and an all-in effective yield of 4.9%. Proceeds from the offering were used to partially fund the Company’s acquisition activity during the quarter.

Fourth Quarter 2024 Guidance

The Company has established guidance ranges for the fourth quarter of 2024 EPS, FFO per share and Normalized FFO per share as listed below:

Q4 2024 Guidance
EPS	$1.01 to $1.05
FFO per share	$0.95 to $0.99
Normalized FFO per share	$0.98 to $1.02

The difference between the third quarter of 2024 actual EPS of $0.38 and the fourth quarter of 2024 EPS guidance midpoint of $1.03 is due primarily to higher expected property sale gains, higher expected depreciation expense, lower expected non-operating asset gains and the items described below.

The difference between the third quarter of 2024 actual FFO of $0.99 per share and the fourth quarter of 2024 FFO guidance midpoint of $0.97 per share is due primarily to lower expected non-operating asset gains and the items described below.

The difference between the third quarter of 2024 actual Normalized FFO of $0.98 per share and the fourth quarter of 2024 Normalized FFO guidance midpoint of $1.00 per share is due primarily to:

Expected Positive/(Negative) Impact
Fourth Quarter 2024 vs. Third Quarter 2024
Same store NOI	$0.01
2024 and 2023 transaction activity impact on NOI, net	0.02
Interest expense, net	(0.02)
Corporate overhead	0.01
Net	$0.02

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 312 properties consisting of 84,018 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

4

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Thursday, October 31, 2024 at 10:30 a.m. CT. In connection with the conference call, the Company is also providing a Management Presentation on its website. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

5

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2024	2023	2024	2023
REVENUES
Rental income	$2,213,329	$2,146,464	$748,348	$724,067

EXPENSES
Property and maintenance	396,349	391,437	135,221	129,087
Real estate taxes and insurance	320,452	312,607	105,954	102,858
Property management	100,381	90,314	31,412	28,169
General and administrative	48,902	49,135	14,551	14,094
Depreciation	688,041	661,921	237,948	224,736
Total expenses	1,554,125	1,505,414	525,086	498,944

Net gain (loss) on sales of real estate properties	227,829	127,034	(165)	26,912
Interest and other income	26,501	11,296	15,844	7,627
Other expenses	(59,094)	(20,517)	(13,971)	(4,958)
Interest:
Expense incurred, net	(205,762)	(200,882)	(72,722)	(68,891)
Amortization of deferred financing costs	(5,784)	(7,023)	(1,948)	(3,027)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	642,894	550,958	150,300	182,786
Income and other tax (expense) benefit	(925)	(892)	(290)	(258)
Income (loss) from investments in unconsolidated entities	(4,865)	(3,847)	(1,493)	(1,242)
Net income	637,104	546,219	148,517	181,286
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(17,290)	(17,174)	(4,012)	(5,561)
Partially Owned Properties	(3,098)	(5,299)	(1,059)	(3,217)
Net income attributable to controlling interests	616,716	523,746	143,446	172,508
Preferred distributions	(1,258)	(2,318)	(356)	(773)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
Net income available to Common Shares	$614,014	$521,428	$143,090	$171,735

Earnings per share – basic:
Net income available to Common Shares	$1.62	$1.38	$0.38	$0.45
Weighted average Common Shares outstanding	378,718	378,614	378,756	378,853

Earnings per share – diluted:
Net income available to Common Shares	$1.62	$1.38	$0.38	$0.45
Weighted average Common Shares outstanding	390,688	391,135	391,026	391,351

Distributions declared per Common Share outstanding	$2.025	$1.9875	$0.675	$0.6625

6

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2024	2023	2024	2023
Net income	$637,104	$546,219	$148,517	$181,286
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(3,098)	(5,299)	(1,059)	(3,217)
Preferred distributions	(1,258)	(2,318)	(356)	(773)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
Net income available to Common Shares and Units	631,304	538,602	147,102	177,296

Adjustments:
Depreciation	688,041	661,921	237,948	224,736
Depreciation – Non-real estate additions	(2,839)	(3,291)	(942)	(1,032)
Depreciation – Partially Owned Properties	(1,645)	(1,599)	(556)	(544)
Depreciation – Unconsolidated Properties	3,881	1,921	2,429	695
Net (gain) loss on sales of unconsolidated entities - operating assets	(710)	—	(710)	—
Net (gain) loss on sales of real estate properties	(227,829)	(127,034)	165	(26,912)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	—	2,336	—	2,336
FFO available to Common Shares and Units	1,090,203	1,072,856	385,436	376,575

Adjustments (see note for additional detail):
Write-off of pursuit costs	1,905	2,739	536	746
Debt extinguishment and preferred share redemption (gains) losses	1,444	1,143	—	1,096
Non-operating asset (gains) losses	(17,452)	(4,735)	(14,236)	(5,766)
Other miscellaneous items	53,432	14,831	12,758	3,488
Normalized FFO available to Common Shares and Units	$1,129,532	$1,086,834	$384,494	$376,139

FFO	$1,092,905	$1,075,174	$385,792	$377,348
Preferred distributions	(1,258)	(2,318)	(356)	(773)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
FFO available to Common Shares and Units	$1,090,203	$1,072,856	$385,436	$376,575
FFO per share and Unit – basic	$2.80	$2.75	$0.99	$0.97
FFO per share and Unit – diluted	$2.79	$2.74	$0.99	$0.96

Normalized FFO	$1,130,790	$1,089,152	$384,850	$376,912
Preferred distributions	(1,258)	(2,318)	(356)	(773)
Normalized FFO available to Common Shares and Units	$1,129,532	$1,086,834	$384,494	$376,139
Normalized FFO per share and Unit – basic	$2.90	$2.79	$0.99	$0.96
Normalized FFO per share and Unit – diluted	$2.89	$2.78	$0.98	$0.96

Weighted average Common Shares and Units outstanding – basic	389,379	389,991	389,379	390,087
Weighted average Common Shares and Units outstanding – diluted	390,688	391,135	391,026	391,351

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

7

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	September 30,	December 31,
	2024	2023
ASSETS
Land	$5,675,037	$5,581,876
Depreciable property	24,148,043	22,938,426
Projects under development	222,055	78,036
Land held for development	65,113	114,300
Investment in real estate	30,110,248	28,712,638
Accumulated depreciation	(10,386,783)	(9,810,337)
Investment in real estate, net	19,723,465	18,902,301
Investments in unconsolidated entities[1]	359,810	282,049
Cash and cash equivalents	28,610	50,743
Restricted deposits	97,949	89,252
Right-of-use assets	458,673	457,266
Other assets	257,314	252,953
Total assets	$20,925,821	$20,034,564

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,633,414	$1,632,902
Notes, net	5,945,670	5,348,417
Line of credit and commercial paper	786,561	409,131
Accounts payable and accrued expenses	165,787	87,377
Accrued interest payable	50,633	65,716
Lease liabilities	306,119	311,640
Other liabilities	294,543	272,596
Security deposits	74,350	69,178
Distributions payable	263,425	259,231
Total liabilities	9,520,502	8,456,188

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	351,803	289,248
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of September 30, 2024 and 745,600 shares issued and outstanding as of December 31, 2023	17,155	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 379,354,738 shares issued and outstanding as of September 30, 2024 and 379,291,417 shares issued and outstanding as of December 31, 2023	3,794	3,793
Paid in capital	9,584,539	9,601,866
Retained earnings	1,244,953	1,437,185
Accumulated other comprehensive income (loss)	3,534	5,704
Total shareholders’ equity	10,853,975	11,085,828
Noncontrolling Interests:
Operating Partnership	199,206	202,306
Partially Owned Properties	335	994
Total Noncontrolling Interests	199,541	203,300
Total equity	11,053,516	11,289,128
Total liabilities and equity	$20,925,821	$20,034,564

1 Includes $297.5 million and $220.2 million in unconsolidated projects (primarily development) as of September 30, 2024 and December 31, 2023, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

8

Equity Residential Portfolio Summary As of September 30, 2024

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	58	14,732	16.7%	$2,943
Orange County	12	3,718	4.9%	2,937
San Diego	12	2,878	3.9%	3,127
Subtotal – Southern California	82	21,328	25.5%	2,967

Washington, D.C.	46	14,728	15.6%	2,761
San Francisco	41	11,410	14.6%	3,343
New York	34	8,536	13.8%	4,669
Boston	27	7,237	11.6%	3,612
Seattle	44	9,267	10.1%	2,636
Subtotal – Established Markets	274	72,506	91.2%	3,209

Expansion Markets:
Denver	14	4,181	3.9%	2,350
Atlanta	12	3,788	2.9%	2,020
Dallas/Ft. Worth	9	2,802	1.6%	1,903
Austin	3	741	0.4%	1,780
Subtotal – Expansion Markets	38	11,512	8.8%	2,096
Total	312	84,018	100.0%	$3,058

	Properties	Apartment Units
Wholly Owned Properties	297	80,749
Partially Owned Properties – Consolidated	14	3,060
Partially Owned Properties – Unconsolidated	1	209
	312	84,018

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

3rd Quarter 2024 Earnings Release	9

Equity Residential

Portfolio Rollforward Q3 2024

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
6/30/2024	299	79,738
Acquisitions:
Consolidated Rental Properties	14	4,418	$1,255,250	5.1%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(1)	(138)	$(31,500)	(6.1%)

9/30/2024	312	84,018

Portfolio Rollforward 2024

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2023	302	80,191
Acquisitions:
Consolidated Rental Properties	14	4,418	$1,255,250	5.1%
Consolidated Rental Properties – Not Stabilized (1)	1	160	$62,595	5.7%
Unconsolidated Land Parcels (2)	—	—	$33,394

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(6)	(969)	$(365,500)	(5.7%)

Completed Developments – Unconsolidated	1	209
Configuration Changes	—	9
9/30/2024	312	84,018

(1)
The Company acquired one property in the Boston market during the nine months ended September 30, 2024 that is in lease-up and is expected to stabilize in its second year of ownership at the Acquisition Cap Rate listed above.
(2)
The Company previously entered into separate unconsolidated joint ventures for the purpose of developing vacant land parcels in suburban Boston, MA and suburban Seattle, WA. The joint ventures acquired their respective land parcels during the nine months ended September 30, 2024 for the total purchase price listed. The Company's total investment in these two joint ventures is approximately $69.0 million as of September 30, 2024. See Development and Lease-Up Projects for additional detail.

3rd Quarter 2024 Earnings Release	10

Equity Residential

Third Quarter 2024 vs. Third Quarter 2023

Same Store Results/Statistics Including 77,203 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q3 2024	$722,308	$230,098	$492,210	$3,132	96.1%	13.3%
Q3 2023	$703,370	$223,047	$480,323	$3,060	96.0%	13.8%
Change	$18,938	$7,051	$11,887	$72	0.1%	(0.5%)

Change	2.7%	3.2%	2.5%	2.4%

Third Quarter 2024 vs. Second Quarter 2024

Same Store Results/Statistics Including 78,633 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q3 2024	$731,670	$233,606	$498,064	$3,116	96.1%	13.3%
Q2 2024	$728,288	$228,344	$499,944	$3,091	96.3%	11.7%
Change	$3,382	$5,262	$(1,880)	$25	(0.2%)	1.6%

Change	0.5%	2.3%	(0.4%)	0.8%

September YTD 2024 vs. September YTD 2023

Same Store Results/Statistics Including 76,916 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
September YTD 2024	$2,151,275	$684,342	$1,466,933	$3,108	96.3%	33.5%
September YTD 2023	$2,083,707	$668,633	$1,415,074	$3,025	95.9%	34.6%
Change	$67,568	$15,709	$51,859	$83	0.4%	(1.1%)

Change	3.2%	2.3%	3.7%	2.7%

3rd Quarter 2024 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Third Quarter 2024 vs. Third Quarter 2023		Third Quarter 2024 vs. Second Quarter 2024		Sept. YTD 2024 vs. Sept. YTD 2023
	77,203 Same Store Apartment Units		78,633 Same Store Apartment Units		76,916 Same Store Apartment Units
	Q3 2024	Q3 2023	Q3 2024	Q2 2024	Sept. YTD 2024	Sept. YTD 2023
Same Store Residential Revenues (GAAP Basis)	$696,686	$679,652	$706,030	$701,912	$2,069,756	$2,007,129
Leasing Concessions amortized	4,903	4,065	5,277	5,326	14,859	9,997
Leasing Concessions granted (2)	(5,891)	(5,387)	(6,187)	(4,070)	(14,503)	(13,538)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$695,698	$678,330	$705,120	$703,168	$2,070,112	$2,003,588

% change - GAAP revenue	2.5%		0.6%		3.1%

% change - cash revenue	2.6%		0.3%		3.3%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.
(2)
Concession usage is primarily concentrated in San Francisco, Los Angeles, Seattle and the Expansion Markets. Material declines for the nine months ended September 30, 2024 in Leasing Concessions granted in Seattle and San Francisco have been offset by increases in Los Angeles and the Expansion Markets in the same period.

Same Store Net Operating Income By Quarter

Including 76,916 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q3 2024	Q2 2024	Q1 2024	Q4 2023	Q3 2023
Same store revenues	$720,371	$717,335	$713,569	$705,600	$701,423
Same store expenses	229,559	224,220	230,563	216,667	222,586
Same store NOI	$490,812	$493,115	$483,006	$488,933	$478,837

3rd Quarter 2024 Earnings Release	12

Equity Residential

Same Store Residential Accounts Receivable Balances

Including 76,916 Same Store Apartment Units

($ in thousands)

Balance Sheet (Other assets):	September 30, 2024		June 30, 2024	September 30, 2023
Residential accounts receivable balances	$15,273		$16,270	$24,670
Allowance for doubtful accounts	(9,754)		(11,147)	(19,436)
Net receivable balances	$5,519		$5,123	$5,234

Straight-line receivable balances	$8,075	(1)	$7,088	$7,824

(1)
Total same store Residential Leasing Concessions granted in the third quarter of 2024 were approximately $5.9 million. The straight-line receivable balance of $8.1 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2024 and the first three quarters of 2025.

Same Store Residential Bad Debt

Including 76,916 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q3 2024	Q2 2024	Q3 2023
Bad debts before governmental rental assistance	$7,697	$8,079	$9,092
Governmental rental assistance received	(295)	(426)	(410)
Bad Debt, Net	$7,402	$7,653	$8,682

Bad Debt, Net as a % of Same Store Residential Revenues	1.1%	1.1%	1.3%

3rd Quarter 2024 Earnings Release	13

Equity Residential Third Quarter 2024 vs. Third Quarter 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q3 2024 % of Actual NOI	Q3 2024 Average Rental Rate	Q3 2024 Weighted Average Physical Occupancy %	Q3 2024 Turnover	Revenues	Expenses		NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.2%	$2,940	95.5%	12.5%	1.2%	3.7%		0.2%	1.5%	(0.2%)	0.2%
Orange County	3,718	5.1%	2,937	96.1%	10.7%	2.7%	6.7%		1.5%	3.3%	(0.6%)	(0.2%)
San Diego	2,878	4.2%	3,127	95.7%	12.5%	2.5%	3.9%		2.1%	2.1%	0.4%	0.0%
Subtotal – Southern California	20,731	26.5%	2,965	95.6%	12.1%	1.7%	4.1%		0.7%	1.9%	(0.2%)	0.1%

Washington, D.C.	14,416	16.4%	2,764	96.6%	14.1%	4.2%	7.8%		2.5%	4.4%	(0.2%)	(0.4%)
San Francisco	11,188	15.8%	3,347	95.8%	12.7%	1.2%	1.6%		1.0%	0.9%	0.2%	(0.5%)
New York	8,536	14.5%	4,669	97.4%	11.0%	3.9%	3.9%		3.9%	3.1%	0.9%	(1.7%)
Boston	7,077	11.2%	3,627	96.1%	14.9%	3.2%	0.4%		4.3%	3.1%	0.0%	(1.0%)
Seattle	9,266	10.4%	2,635	96.1%	13.8%	3.3%	4.9%		2.6%	2.4%	0.9%	(0.5%)
Denver	2,792	2.8%	2,403	95.8%	17.8%	(0.9%)	2.0%		(2.1%)	0.0%	(0.7%)	(0.4%)
Other Expansion Markets	3,197	2.4%	1,931	95.1%	16.4%	(2.6%)	(21.2%)	(1)	11.5%	(3.2%)	0.5%	(1.6%)

Total	77,203	100.0%	$3,132	96.1%	13.3%	2.5%	3.0%		2.3%	2.4%	0.1%	(0.5%)

(1)
Expense decline primarily due to favorable Texas real estate taxes.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the nine months ended September 30, 2024.

3rd Quarter 2024 Earnings Release	14

Equity Residential Third Quarter 2024 vs. Second Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q3 2024 % of Actual NOI	Q3 2024 Average Rental Rate	Q3 2024 Weighted Average Physical Occupancy %	Q3 2024 Turnover	Revenues	Expenses		NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.0%	$2,940	95.5%	12.5%	0.0%	5.3%		(2.3%)	0.2%	(0.2%)	0.8%
Orange County	3,718	5.1%	2,937	96.1%	10.7%	1.0%	4.5%		0.0%	0.8%	0.2%	(0.1%)
San Diego	2,878	4.1%	3,127	95.7%	12.5%	(0.2%)	4.7%		(1.6%)	0.0%	(0.2%)	0.9%
Subtotal – Southern California	20,731	26.2%	2,965	95.6%	12.1%	0.1%	5.1%		(1.7%)	0.3%	(0.2%)	0.6%

Washington, D.C.	14,728	16.4%	2,761	96.6%	14.0%	1.6%	6.6%		(0.7%)	1.9%	(0.3%)	2.5%
San Francisco	11,410	15.9%	3,342	95.8%	12.6%	0.5%	6.6%		(2.0%)	0.7%	(0.3%)	1.0%
New York	8,536	14.3%	4,669	97.4%	11.0%	1.3%	0.1%		2.1%	1.3%	0.0%	1.5%
Boston	7,077	11.1%	3,627	96.1%	14.9%	(0.2%)	0.2%		(0.3%)	0.5%	(0.6%)	3.5%
Seattle	9,266	10.3%	2,635	96.1%	13.8%	1.0%	0.2%		1.4%	1.2%	(0.2%)	1.4%
Denver	2,792	2.8%	2,403	95.8%	17.8%	(1.5%)	5.3%		(4.3%)	(0.6%)	(1.0%)	3.8%
Other Expansion Markets	4,093	3.0%	1,934	95.1%	16.1%	(1.2%)	(19.8%)	(1)	13.3%	(1.4%)	0.2%	0.3%

Total	78,633	100.0%	$3,116	96.1%	13.3%	0.6%	2.4%		(0.3%)	0.8%	(0.2%)	1.6%

(1)
Expense decline primarily due to favorable Texas real estate taxes.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the nine months ended September 30, 2024.

3rd Quarter 2024 Earnings Release	15

Equity Residential September YTD 2024 vs. September YTD 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	Sept. YTD 24 % of Actual NOI	Sept. YTD 24 Average Rental Rate	Sept. YTD 24 Weighted Average Physical Occupancy %	Sept. YTD 24 Turnover	Revenues	Expenses		NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,135	17.5%	$2,932	95.6%	33.7%	3.2%	2.2%		3.7%	3.0%	0.2%	0.1%
Orange County	3,718	5.2%	2,917	96.0%	28.9%	4.1%	4.6%		3.9%	4.3%	(0.3%)	0.0%
San Diego	2,878	4.2%	3,119	95.9%	32.1%	4.5%	1.9%		5.2%	4.0%	0.4%	0.0%
Subtotal – Southern California	20,731	26.9%	2,955	95.7%	32.6%	3.6%	2.5%		4.0%	3.4%	0.1%	0.0%

Washington, D.C.	14,416	16.5%	2,716	96.9%	32.6%	4.8%	2.8%		5.8%	4.6%	0.2%	0.1%
San Francisco	11,188	15.9%	3,321	96.2%	33.8%	1.5%	0.6%		1.9%	1.0%	0.5%	0.3%
New York	8,536	14.3%	4,624	97.3%	27.1%	3.6%	4.0%		3.4%	3.1%	0.5%	(3.2%)
Boston	7,077	11.2%	3,597	96.2%	33.8%	4.1%	0.9%		5.4%	3.9%	0.2%	(1.7%)
Seattle	9,266	10.4%	2,602	96.2%	36.0%	1.7%	4.9%		0.5%	0.7%	1.0%	(3.8%)
Denver	2,505	2.6%	2,418	96.3%	42.7%	0.4%	0.1%		0.6%	0.8%	0.0%	(3.9%)
Other Expansion Markets	3,197	2.2%	1,958	95.2%	45.8%	(0.8%)	(6.8%)	(1)	3.9%	(1.4%)	0.4%	0.9%

Total	76,916	100.0%	$3,108	96.3%	33.5%	3.1%	2.3%		3.5%	2.7%	0.4%	(1.1%)

(1)
Expense decline primarily due to favorable Texas real estate taxes.

Note: The above table reflects Residential same store results only. Residential operations account for approximately 96.3% of total revenues for the nine months ended September 30, 2024.

3rd Quarter 2024 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 76,916 Same Store Apartment Units

	New Lease Change (1)			Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q3 2024		Q2 2024	Q3 2024	Q2 2024	Q3 2024	Q2 2024
Southern California	(2.7%)	(2)	(2.4%)	4.2%	4.5%	0.9%	1.4%
Washington, D.C.	2.3%		4.8%	5.2%	6.7%	3.9%	5.9%
San Francisco	(1.2%)		0.4%	5.2%	5.1%	2.0%	2.9%
New York	0.9%		3.5%	4.1%	4.4%	2.9%	4.0%
Boston	1.5%		0.3%	5.1%	5.0%	3.6%	3.0%
Seattle	(3.8%)		0.5%	4.8%	5.3%	0.9%	3.3%
Subtotal – Established Markets	(0.5%)		0.9%	4.7%	5.1%	2.4%	3.3%

Denver	(10.0%)		(4.6%)	4.3%	3.9%	(3.1%)	(0.5%)
Other Expansion Markets	(13.6%)		(12.5%)	1.2%	2.7%	(6.8%)	(6.2%)
Subtotal – Expansion Markets	(11.8%)		(9.1%)	2.8%	3.3%	(4.9%)	(3.5%)
Total	(1.2%)		0.2%	4.6%	5.0%	2.0%	2.9%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.
(2)
As previously mentioned, New Lease Change in the city of Los Angeles decelerated more quickly than expected during the third quarter of 2024. Performance in the city of Los Angeles has improved thus far in the fourth quarter of 2024.

3rd Quarter 2024 Earnings Release	17

Equity Residential

Third Quarter 2024 vs. Third Quarter 2023

Total Same Store Operating Expenses Including 77,203 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q3 2024	Q3 2023	$ Change	% Change	% of Q3 2024 Operating Expenses
Real estate taxes	$92,513	$90,731	$1,782	2.0%	40.2%
On-site payroll	43,732	44,066	(334)	(0.8%)	19.0%
Utilities	36,838	34,023	2,815	8.3%	16.0%
Repairs and maintenance	32,121	31,043	1,078	3.5%	14.0%
Insurance	9,223	8,438	785	9.3%	4.0%
Leasing and advertising	2,948	2,784	164	5.9%	1.3%
Other on-site operating expenses	12,723	11,962	761	6.4%	5.5%
Total Same Store Operating Expenses (2)	$230,098	$223,047	$7,051	3.2%	100.0%

September YTD 2024 vs. September YTD 2023

Total Same Store Operating Expenses Including 76,916 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	YTD 2024	YTD 2023	$ Change (1)	% Change	% of YTD 2024 Operating Expenses
Real estate taxes	$279,731	$271,701	$8,030	3.0%	40.9%
On-site payroll	128,807	128,853	(46)	0.0%	18.8%
Utilities	105,976	104,312	1,664	1.6%	15.5%
Repairs and maintenance	93,180	92,406	774	0.8%	13.6%
Insurance	27,800	25,258	2,542	10.1%	4.0%
Leasing and advertising	7,990	7,882	108	1.4%	1.2%
Other on-site operating expenses	40,858	38,221	2,637	6.9%	6.0%
Total Same Store Operating Expenses (2)	$684,342	$668,633	$15,709	2.3%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values including an approximately one percentage point contribution to growth from 421-a tax abatement burnoffs in New York City. Once the burnoffs are completed, previously rent-restricted apartment units will transition to market.

On-site payroll – No change as higher wages were offset by the impact of various innovation initiatives.

Utilities – Increase primarily driven by higher water, sewer and trash expense, partially offset by lower commodity prices for gas and electric.

Repairs and maintenance – Modest growth benefiting from lower resident Turnover compared to the same period of 2023.

Insurance – Increase due to higher premiums on property insurance renewal due to conditions in the insurance market that while less difficult than recent years, remain challenging.

Other on-site operating expenses – Increase primarily driven by higher property-related legal expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2024 Earnings Release	18

Equity Residential

Debt Summary as of September 30, 2024

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,633,414	19.5%	3.85%	7.1
Unsecured	6,732,231	80.5%	3.67%	7.3
Total	$8,365,645	100.0%	3.71%	7.3
Fixed Rate Debt:
Secured – Conventional	$1,400,472	16.7%	3.89%	6.7
Unsecured – Public	5,945,670	71.1%	3.52%	8.2
Fixed Rate Debt	7,346,142	87.8%	3.60%	7.9
Floating Rate Debt:
Secured – Tax Exempt	232,942	2.8%	3.62%	10.0
Unsecured – Revolving Credit Facility	—	—	6.14%	3.1
Unsecured – Commercial Paper Program (2)	786,561	9.4%	5.51%	—
Floating Rate Debt	1,019,503	12.2%	4.85%	2.4
Total	$8,365,645	100.0%	3.71%	7.3
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At September 30, 2024, the weighted average maturity of commercial paper outstanding was 22 days. The weighted average amount outstanding for the nine months ended September 30, 2024 was approximately $420.5 million.

Note: The Company capitalized interest of approximately $10.7 million and $9.6 million during the nine months ended September 30, 2024 and 2023, respectively. The Company capitalized interest of approximately $3.8 million and $2.6 million during the quarters ended September 30, 2024 and 2023, respectively.

3rd Quarter 2024 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of September 30, 2024

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2024	$—	$792,700	(2)	$792,700	9.4%	—	5.11%
2025	450,000	8,100		458,100	5.4%	3.38%	3.37%
2026	592,025	9,000		601,025	7.1%	3.58%	3.58%
2027	400,000	9,800		409,800	4.9%	3.25%	3.24%
2028	900,000	10,700		910,700	10.8%	3.79%	3.78%
2029	888,120	11,500		899,620	10.7%	3.30%	3.30%
2030	1,148,462	12,700		1,161,162	13.8%	2.53%	2.54%
2031	528,500	39,800		568,300	6.7%	1.94%	2.03%
2032	—	28,100		28,100	0.3%	—	2.93%
2033	550,000	2,300		552,300	6.5%	5.22%	5.21%
2034+	1,950,850	108,600		2,059,450	24.4%	4.47%	4.35%
Subtotal	7,407,957	1,033,300		8,441,257	100.0%	3.62%	3.73%
Deferred Financing Costs and Unamortized (Discount)	(61,815)	(13,797)		(75,612)	N/A	N/A	N/A
Total	$7,346,142	$1,019,503		$8,365,645	100.0%	3.62%	3.73%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $789.0 million in principal outstanding on the Company's Commercial Paper Program.

3rd Quarter 2024 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	September 30,	June 30,
	2024	2024
Debt to Adjusted Total Assets (not to exceed 60%)	28.4%	25.6%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.3%	6.7%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.97	6.68

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	457.7%	534.8%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	September 30,	June 30,
	2024	2024
Total debt to Normalized EBITDAre	4.60x	3.96x

Net debt to Normalized EBITDAre	4.56x	3.92x

Unencumbered NOI as a % of total NOI	89.7%	89.6%

Note: See Normalized EBITDAre Reconciliations for detail.

3rd Quarter 2024 Earnings Release	21

Equity Residential

Capital Structure as of September 30, 2024

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,633,414	19.5%
Unsecured Debt			6,732,231	80.5%
Total Debt			8,365,645	100.0%	22.3%
Common Shares (includes Restricted Shares)	379,354,738	97.0%
Units (includes OP Units and Restricted Units)	11,562,954	3.0%
Total Shares and Units	390,917,692	100.0%
Common Share Price at September 30, 2024	$74.46
			29,107,731	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			29,124,886	100.0%	77.7%

Total Market Capitalization			$37,490,531		100.0%

Perpetual Preferred Equity as of September 30, 2024

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

3rd Quarter 2024 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Sept. YTD 2024	Sept. YTD 2023	Q3 2024	Q3 2023
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	378,718,147	378,613,604	378,755,925	378,852,510
Shares issuable from assumed conversion/vesting of:
- OP Units	10,661,328	11,377,365	10,622,681	11,234,877
- long-term compensation shares/units	1,308,755	1,144,517	1,647,562	1,263,254
Total Common Shares and Units - diluted	390,688,230	391,135,486	391,026,168	391,350,641

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	378,718,147	378,613,604	378,755,925	378,852,510
OP Units - basic	10,661,328	11,377,365	10,622,681	11,234,877
Total Common Shares and OP Units - basic	389,379,475	389,990,969	389,378,606	390,087,387
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,308,755	1,144,517	1,647,562	1,263,254
Total Common Shares and Units - diluted	390,688,230	391,135,486	391,026,168	391,350,641

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	379,354,738	379,723,838
Units (includes OP Units and Restricted Units)	11,562,954	11,733,485
Total Shares and Units	390,917,692	391,457,323

3rd Quarter 2024 Earnings Release	23

Equity Residential Development and Lease-Up Projects as of September 30, 2024 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Lorien (fka Laguna Clara II)	Santa Clara, CA	100%	225	$152,621	$122,760	$—	86%	Q2 2022	Q4 2024	Q1 2025	Q4 2025	– / –
The Basin	Wakefield, MA	95%	440	232,172	99,295	—	30%	Q1 2024	Q4 2025	Q3 2026	Q2 2027	– / –
Projects Under Development - Consolidated			665	384,793	222,055	—

UNCONSOLIDATED:
Projects Under Development:
Alexan Harrison	Harrison, NY	62%	450	200,664	194,298	104,339	99%	Q3 2021	Q1 2024	Q4 2024	Q2 2026	55% / 47%
Solana Beeler Park	Denver, CO	90%	270	85,206	77,833	43,398	91%	Q4 2021	Q3 2024	Q2 2025	Q4 2025	7% / 1%
Remy (Toll)	Frisco, TX	75%	357	98,937	93,201	47,621	97%	Q1 2022	Q2 2024	Q4 2024	Q3 2025	55% / 51%
Sadie (fka Settler) (Toll)	Fort Worth, TX	75%	362	82,775	75,341	33,675	98%	Q2 2022	Q2 2024	Q4 2024	Q3 2025	44% / 41%
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	78,282	43,453	96%	Q3 2022	Q1 2024	Q4 2024	Q1 2026	51% / 48%
Modera Bridle Trails	Kirkland, WA	95%	369	185,282	48,741	—	8%	Q3 2024	Q2 2027	Q3 2027	Q4 2028	– / –
Modera South Shore	Marshfield, MA	95%	270	121,918	23,454	—	10%	Q3 2024	Q1 2026	Q4 2026	Q2 2027	– / –
Projects Under Development - Unconsolidated			2,412	861,114	591,150	272,486

Projects Completed Not Stabilized:
Alloy Sunnyside	Denver, CO	80%	209	70,004	69,303	32,833	100%	Q3 2021	Q2 2024	Q2 2024	Q3 2025	29% / 23%
Projects Completed Not Stabilized - Unconsolidated			209	70,004	69,303	32,833

Total Development Projects - Consolidated			665	384,793	222,055	—
Total Development Projects - Unconsolidated			2,621	931,118	660,453	305,319
Total Development Projects			3,286	$1,315,911	$882,508	$305,319

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q3 2024 NOI
Projects Under Development - Consolidated	$384,793	$—
Projects Under Development - Unconsolidated	861,114	2,461
Projects Completed Not Stabilized - Unconsolidated	70,004	(330)
	$1,315,911	$2,131

(1)
All unconsolidated projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company.
(2)
The land parcel under this project is subject to a long-term ground lease.

3rd Quarter 2024 Earnings Release	24

Equity Residential Capital Expenditures to Real Estate For the Nine Months Ended September 30, 2024 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties/Other		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	76,916		6,893		83,809

Building Improvements	$90,648		$6,943	(2)	$97,591	$1,178

Renovation Expenditures	79,695	(1)	8,938	(2)	88,633	1,036

Replacements	43,502		381		43,883	566

Capital Expenditures to Real Estate (3)	213,845		16,262		230,107	2,780

Less: NOI-Enhancing Expenditures (3)	(98,465)	(4)	(8,981)		(107,446)	(1,280)

Recurring Capital Expenditures to Real Estate (3)	$115,380		$7,281		$122,661	$1,500

(1)
Renovation Expenditures on 2,611 same store apartment units for the nine months ended September 30, 2024 approximated $30,500 per apartment unit renovated.
(2)
Includes expenditures for two properties that have been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation at one property was substantially completed in the second quarter of 2024, while the renovation of the other is ongoing and expected to continue into 2026.
(3)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(4)
The $98.5 million of NOI-Enhancing Expenditures for Same Store Properties noted above consists of the $79.7 million of Renovation Expenditures for Same Store Properties noted above with the remainder concentrated in sustainability and property-level technology spend.

3rd Quarter 2024 Earnings Release	25

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2024			2023
	September 30, 2024	June 30, 2024	Q3	Q2	Q1	Q4	Q3
Net income	$959,373	$992,142	$148,517	$183,555	$305,032	$322,269	$181,286
Interest expense incurred, net	274,436	270,605	72,722	65,828	67,212	68,674	68,891
Amortization of deferred financing costs	7,702	8,781	1,948	1,918	1,918	1,918	3,027
Amortization of above/below market lease intangibles	4,476	4,464	1,128	1,116	1,116	1,116	1,116
Depreciation	914,829	901,617	237,948	224,398	225,695	226,788	224,736
Income and other tax expense (benefit)	1,181	1,149	290	331	304	256	258
EBITDA	2,161,997	2,178,758	462,553	477,146	601,277	621,021	479,314

Net (gain) loss on sales of real estate properties	(383,334)	(410,411)	165	(39,809)	(188,185)	(155,505)	(26,912)
Net (gain) loss on sales of unconsolidated entities - operating assets	(710)	—	(710)	—	—	—	—
EBITDAre	1,777,953	1,768,347	462,008	437,337	413,092	465,516	452,402

Write-off of pursuit costs (other expenses)	2,813	3,023	536	821	548	908	746
(Income) loss from investments in unconsolidated entities - operations	7,106	6,145	2,203	1,674	1,698	1,531	1,242
Realized (gain) loss on investment securities (interest and other income)	1,323	(275)	—	1,316	—	7	(1,598)
Unrealized (gain) loss on investment securities (interest and other income)	(28,885)	(19,211)	(14,135)	1,316	(7,061)	(9,005)	(4,461)
Insurance/litigation settlement or reserve income (interest and other income)	(1,584)	(1,621)	(25)	(1,454)	(105)	—	(62)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	48,762	48,667	3,199	9,391	30,478	5,694	3,104
Advocacy contributions (other expenses)	13,948	4,514	9,584	2,558	141	1,665	150
Data transformation project (other expenses)	—	295	—	—	—	—	295
Other	(937)	(936)	—	(412)	77	(602)	1
Normalized EBITDAre	$1,820,499	$1,808,948	$463,370	$452,547	$438,868	$465,714	$451,819

Balance Sheet Items:	September 30, 2024	June 30, 2024
Total debt	$8,365,645	$7,157,183
Cash and cash equivalents	(28,610)	(38,298)
Mortgage principal reserves/sinking funds	(33,124)	(33,266)
Net debt	$8,303,911	$7,085,619

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

3rd Quarter 2024 Earnings Release	26

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Nine Months Ended September 30,			Quarter Ended September 30,
	2024	2023	Variance	2024	2023	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	1,905	2,739	(834)	536	746	(210)

Write-off of unamortized deferred financing costs (interest expense)	—	1,143	(1,143)	—	1,096	(1,096)
Premium on redemption of Preferred Shares	1,444	—	1,444	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	1,444	1,143	301	—	1,096	(1,096)

(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,112	1,237	(125)	(101)	293	(394)
Realized (gain) loss on investment securities (interest and other income)	1,316	(1,511)	2,827	—	(1,598)	1,598
Unrealized (gain) loss on investment securities (interest and other income)	(19,880)	(4,461)	(15,419)	(14,135)	(4,461)	(9,674)
Non-operating asset (gains) losses	(17,452)	(4,735)	(12,717)	(14,236)	(5,766)	(8,470)

Insurance/litigation settlement or reserve income (interest and other income)	(1,584)	(1,055)	(529)	(25)	(62)	37
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	43,068	11,616	31,452	3,199	3,104	95
Advocacy contributions (other expenses)	12,283	477	11,806	9,584	150	9,434
Data transformation project (other expenses)	—	3,780	(3,780)	—	295	(295)
Other	(335)	13	(348)	—	1	(1)
Other miscellaneous items	53,432	14,831	38,601	12,758	3,488	9,270

Adjustments from FFO to Normalized FFO	$39,329	$13,978	$25,351	$(942)	$(436)	$(506)
(1)
Insurance/litigation/environmental settlement or reserve expense for the third quarter of 2024 primarily represents reserve adjustments related to a commercial dispute and other litigation expenses, while the expense for the nine months ended September 30, 2024 primarily relates to a reserve increased in the first quarter of 2024 regarding litigation over late fees charged by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

3rd Quarter 2024 Earnings Release	27

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q4 2024	Revised Full Year 2024	Previous Full Year 2024

2024 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.98 to $1.02	$3.87 to $3.91	$3.86 to $3.92

2024 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.2%	96.2%
Revenue change		2.9% to 3.5%	2.9% to 3.5%
Expense change		2.5% to 3.5%	2.5% to 3.5%
NOI change (1)		3.0% to 3.5%	3.0% to 3.5%

2024 Transaction Assumptions

Consolidated rental acquisitions		$1.6B	$1.0B
Consolidated rental dispositions		$800.0M	$1.0B
Transaction Accretion (Dilution)		(25 basis points)	(25 basis points)

2024 Debt Assumptions

Weighted average debt outstanding		$7.73B to $7.78B	$7.30B to $7.50B
Interest expense, net (on a Normalized FFO basis)		$283.5M to $287.5M	$267.3M to $273.3M
Capitalized interest		$14.0M to $15.0M	$12.5M to $15.5M

2024 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$295.0M	$295.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$3,800	$3,800

2024 Other Guidance Assumptions

Property management expense		$128.5M to $131.5M	$128.5M to $131.5M
General and administrative expense		$59.5M to $63.5M	$59.5M to $63.5M
Debt offerings		$600.0M	No amounts budgeted
Weighted average Common Shares and Units - Diluted		390.9M	390.7M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2024, the Company expects that approximately 40% of its Capital Expenditures to Real Estate for Same Store Properties will be NOI-Enhancing (primarily renovations, sustainability and property-level technology spend). During 2024, the Company expects to spend approximately $99.2 million for apartment unit Renovation Expenditures on approximately 3,100 same store apartment units at an average cost of approximately $32,000 per apartment unit renovated with the remainder of the NOI-Enhancing spend consisting of sustainability and property-level technology expenditures.

3rd Quarter 2024 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability and property-level technology expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality at our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.715%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating and other terms and conditions per the agreement. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

September 30, 2024
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(789,000)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,438)
Unsecured revolving credit facility availability	$1,707,562

3rd Quarter 2024 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Nine Months Ended September 30, 2024	Quarter Ended September 30, 2024
Net Gain (Loss) on Sales of Real Estate Properties	$227,829	$(165)
Accumulated Depreciation Gain	(111,596)	(14,921)
Economic Gain (Loss)	$116,233	$(15,086)

3rd Quarter 2024 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Established Markets – Includes Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California (Los Angeles, Orange County and San Diego).

Expansion Markets – Includes Denver, Atlanta, Dallas/Ft. Worth and Austin.

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

3rd Quarter 2024 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual Sept.	Actual Sept.	Actual	Actual	Expected	Expected
	YTD 2024	YTD 2023	Q3 2024	Q3 2023	Q4 2024	2024
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.62	$1.38	$0.38	$0.45	$1.01 to $1.05	$2.63 to $2.67
Depreciation expense	1.76	1.68	0.61	0.57	0.67	2.43
Net (gain) loss on sales	(0.59)	(0.32)	—	(0.06)	(0.73)	(1.32)
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	2.79	2.74	0.99	0.96	0.95 to 0.99	3.74 to 3.78

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	—	0.01	—	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	(0.04)	(0.01)	(0.04)	(0.01)	—	(0.04)
Other miscellaneous items	0.14	0.04	0.03	0.01	0.03	0.16

Normalized FFO per share – Diluted	$2.89	$2.78	$0.98	$0.96	$0.98 to $1.02	$3.87 to $3.91

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Nine Months Ended September 30,		Quarter Ended September 30,
	2024	2023	2024	2023
Net income	$637,104	$546,219	$148,517	$181,286
Adjustments:
Property management	100,381	90,314	31,412	28,169
General and administrative	48,902	49,135	14,551	14,094
Depreciation	688,041	661,921	237,948	224,736
Net (gain) loss on sales of real estate properties	(227,829)	(127,034)	165	(26,912)
Interest and other income	(26,501)	(11,296)	(15,844)	(7,627)
Other expenses	59,094	20,517	13,971	4,958
Interest:
Expense incurred, net	205,762	200,882	72,722	68,891
Amortization of deferred financing costs	5,784	7,023	1,948	3,027
Income and other tax expense (benefit)	925	892	290	258
(Income) loss from investments in unconsolidated entities	4,865	3,847	1,493	1,242
Total NOI	$1,496,528	$1,442,420	$507,173	$492,122

3rd Quarter 2024 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Nine Months Ended September 30,		Quarter Ended September 30,
Rental income:	2024	2023	2024	2023
Residential same store	$2,069,756	$2,007,129	$696,686	$679,652
Non-Residential same store	81,519	76,578	25,622	23,718
Total same store	2,151,275	2,083,707	722,308	703,370
Non-same store/other	62,054	62,757	26,040	20,697
Total rental income	2,213,329	2,146,464	748,348	724,067
Operating expenses:
Residential same store	661,935	647,350	222,696	216,121
Non-Residential same store	22,407	21,283	7,402	6,926
Total same store	684,342	668,633	230,098	223,047
Non-same store/other	32,459	35,411	11,077	8,898
Total operating expenses	716,801	704,044	241,175	231,945
NOI:
Residential same store	1,407,821	1,359,779	473,990	463,531
Non-Residential same store	59,112	55,295	18,220	16,792
Total same store	1,466,933	1,415,074	492,210	480,323
Non-same store/other	29,595	27,346	14,963	11,799
Total NOI	$1,496,528	$1,442,420	$507,173	$492,122

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2023 and 2024, plus any properties in lease-up and not stabilized as of January 1, 2023. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

3rd Quarter 2024 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2023, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2024 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of September 30, 2024. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the nine months ended September 30, 2024 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

3rd Quarter 2024 Earnings Release	34